Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 796-8149
www.fivestarqualitycare.com

Five Star Quality Care, Inc. Increases Bank Facility to $40 Million and
Extends Maturity to May 8, 2009

Newton, MA (June 20, 2007):  Five Star Quality Care, Inc. (AMEX: FVE) today announced that it has increased and extended the maturity of its revolving bank credit facility.  Prior to the changes, FVE’s credit facility permitted maximum borrowings of $25 million and had a maturity of May 8, 2008.  As a result of today’s amendment, the maximum amount of permitted borrowings has increased to $40 million, with a feature under which the maximum borrowings may be expanded up to $80 million in certain circumstances.  In addition, the maturity date is extended to May 8, 2009, with a lender’s option to extend the facility on two occasions, each for one year.

Interest paid on drawings under the facility was also reduced from LIBOR plus 150 basis point to LIBOR plus 125 basis points.

Wachovia Securities acted as lender, lead arranger, syndication agent and the receivables program manager for this new credit facility.

Five Star Quality Care, Inc. is a healthcare services company which operates healthcare and senior living facilities.  FVE owns, leases and operates 161 senior living communities with approximately 18,000 separate living units located in 29 states.  FVE also operates two rehabilitation hospitals and six institutional pharmacies, one of which provides mail order pharmaceuticals to the general public.  FVE is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS.  THESE INCLUDE STATEMENTS REGARDING FUTURE AVAILABILITY OF BORROWINGS UNDER THE REVOLVING CREDIT FACILITY AND FVE’S ABILITY TO EXPAND THE MAXIMUM AVAILABILITY UNDER THE CREDIT FACILITY.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE, CONTINUED AVAILABILITY OF BORROWINGS UNDER THE CREDIT FACILITY IS SUBJECT TO FVE MAINTAINING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CONDITIONS.  SIMILARLY, FVE’S INCREASING THE MAXIMUM AVAILABILITY IS SUBJECT TO OBTAINING ADDITIONAL LENDER COMMITMENTS.  SOME OF THESE FACTORS MAY BE BEYOND FVE’S CONTROL.  FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS MAY BE REQUIRED BY LAW, FVE DOES NOT INTEND TO IMPLY THAT IT WILL UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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